EXHIBIT 99.2

Transcript of earnings conference call held on February 18, 2016

CORPORATE PARTICIPANTS

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

Steve Gerard CBIZ, Inc. - Chairman, CEO

Jerry Grisko CBIZ, Inc. - President, COO

Ware Grove CBIZ, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis - Analyst

Steve McManus Sidoti & Company LLC - Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ Fourth Quarter and Full-year 2015 Results Conference Call. All participants will be in listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions.

(Operator Instructions)

Please note this event is being recorded. I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Carrie. Good morning, everyone. And thank you for dialing in to the CBIZ Fourth Quarter and Full-Year 2015 Results Conference Call. Before our management team begins their presentation, I would like to remind you of a few items.

As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However, we ask that if you do have questions that you hold them for after the call and we’ll be happy to address them then.

This call is also being webcast. You can access the live webcast as well as the replay on our website at www.cbiz.com. You should have all received a copy of the press release that was issued earlier this morning, if you didn’t, you can also find that on our website.

Finally, remember that during the course of the call, management may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press releases.

Joining us for today’s call are Steve Gerard, Chairman and CEO, Jerry Grisko, President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.

I will now turn the call over to Steve Gerard for his opening remarks. Steve?

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Lori, and good morning, everyone. Thank you for calling in and listening to our conference call today. Prior to the opening, we were pleased to release our fourth quarter and full-year 2015 results. And once again, we were successful in posting gains in revenue, gains in earnings, gains in earnings per share and gains in EBITDA. So, we view 2015, although the economy wasn’t quite as strong as we originally thought it was going to be, as a very successful year for CBIZ, and continuing our track record of growth in each of our key areas.

Before I continue my comments, let me turn this over to Ware, who will walk you through the details of today’s release.

Ware Grove - CBIZ, Inc. - CFO

Thanks, Steve, and good morning, everyone. As I normally do, I want to run through the highlights of the numbers we released this morning in the fourth quarter and the year ended December 31, 2015.

As a reminder, the numbers for 2014 include the results of the Miami office that was sold in the fourth quarter of 2014. With $5.4 million in revenue related to the Miami office during 2014, the year-over-year revenue comparisons reported for 2015 are adjusted to eliminate this from the 2014 numbers.

In addition, there are share equivalents related to the accounting for the convertible note that are included in the fully diluted share count for both 2014 and for 2015. As you know, the convertible notes matured on October 1, 2015 and these notes are no longer outstanding. So, as we have done in the past, adjustments can be made to eliminate the impact of share equivalents on reported earnings per share. And I will comment on these adjustments as we go through the results announced earlier this morning.

Thanks to the many CBIZ associates who are working hard to serve our clients across the United States. We are very pleased to report a year of revenue growth and expanding margins. Total revenue increased by 5% in the fourth quarter, and increased by 5.1% for the full-year 2015 compared with the prior year.

In margin on pretax income for the full-year 2015 increased by 70 basis points. Within our Financial Services Group, same-unit organic revenue growth increased by 6.2% in the fourth quarter, and increased by 3.4% for the full-year. Within this group, the government healthcare consulting business continued to grow at high single-digit rates. This represents a highly recurring source of revenue and growth for us. We continue to successfully serve a number of states by providing Medicaid related consulting and audit services, and we are further expanding our services into the National Medicare space.

We’ve made a number of lateral mid-level hires within the Financial Services Group, as an investment in future growth, and I think we’ve talked about this in the past, but this is having an impact on margin within this group. Within the Employee Services group, same-unit organic revenue growth was relatively flat at 0.7% for the full-year of 2015.

As we have commented in prior calls, we’re not putting resources towards growing our life insurance services. This is a relatively small $4.1 million portion of our revenue within Employee Services group. So, the impact is not significant, but we have seen a steady decline in that area. None of the impact to the life insurance area, organic revenue within our Employee Services group grew by 1.5% for the year.

Our property and casualty services continue to grow organically. And we achieved nice growth within our payroll services as we continue to grow our client base and implement fee increases. We also achieved nice growth in the human capital management consulting businesses, which include recruiting and compensation consulting services.

The employee benefit service related organic revenue was relatively flat during 2015, and this was impacted by the loss of several larger clients earlier in 2015. Now on a good note, these headwinds were offset by record high new sales numbers achieved by our producer group for 2015. So, I think we’re positioned well in that group.

Throughout the Employee Services group, we also made a number of investments in new producers and client service personnel during the year, and these investments, as they did with a Financial Services Group, have impacted margins.

Now, while we are investing to enhance resources to support our business groups. We continue to leverage our corporate G&A expense. We have provided the details in our footnote comments to the financial statements released this morning, but when you adjust to eliminate the impact of accounting for gains and losses on the deferred compensation plan assets, our corporate G&A was 4.4% of revenue for 2015, compared with 4.7% of revenue for the prior year. And of course, you can clearly see a reduction in interest expense and the favorable impact on 2015 results.

The bottom line is that margin on pretax income was 7.7% of revenue in 2015, compared to a 7.0% a year earlier; the increase of 70 basis points. This was in line with our expectations for 2015 and we are very pleased to record this level of margin increase on a 5.1% revenue growth for 2015.

As a reminder, we continue to target a longer term goal of achieving 25 to 50 basis points of margin improvement annually over a longer period of time. The effective tax rate for the full-year in 2015 was approximately 39.5%; this was slightly lower than the effective tax rate a year ago, which was approximately 39.9%. For planning purposes, we typically use an effective tax rate of 40% and we are using an effective tax rate of 40%, as we look ahead to 2016.

At year-end 2015, there were approximately 1.2 million share equivalents, related to the convertible notes. And at year-end 2014, there were approximately 2.0 million share equivalents included in our reported share count. Including these share equivalents in the fully diluted share count is required for equity accounting, but since these shares are never issued, and the notes have reached maturity and are no longer outstanding, we can’t eliminate the impact of these share equivalents related to the notes, and therefore, use a normalized share count of approximately 51.5 million shares for 2015. This translates into a normalized earnings per share of $0.68 for 2015, and that compares with a normalized $0.61 per share for 2014 using an adjusted share count of 49.5 million shares for 2014.

Now, as a reminder, due to the very unpredictable nature of the share counts that we foresaw during 2015, our guidance early in the year and throughout the year that projected 12% to 15% increase in earnings per share for the full-year of 2015 has always been based on a constant share count using the adjusted base of 49.5 million shares for 2014.

Using this constant share count, this results in an EPS of $0.71, which is an increase of 16.4% over the normalized $0.61 reported for 2014. Now, at approximately $50 million for the full-year of 2015, cash flow generated by operating activities continues to be very strong.

At year-end 2015, the balance outstanding on the $400 million unsecured credit facility was $205.8 million. And by design, the credit facility easily accommodated the convertible note refinancing activity that occurred throughout 2015. At this point, we have plenty of financing capacity remaining to continue to fund an active acquisition program and provide flexibility to conduct share repurchases as opportunities occur going into 2016.

Days sales outstanding on receivables was 72 days at year-end 2015, and this compares with 70 days for the prior year-end. Bad debt expense for the full-year of 2015 was 75 basis points against revenue, and in 2014, bad debt expense was 76 basis points against revenue in that year.

Capital spending for the full-year 2015 was approximately $7.5 million. This was slightly higher than our normal range of $46 million of capital spending a year, due to a fairly significant move that occurred in the second quarter involving 100,000 square feet of office space, and approximately 450 associates in our Kansas City market.

As we look ahead to 2016, we would expect capital spending to be within our normal range of $4 million to $6 million. On the acquisition front, we closed two transactions in the fourth quarter, and we announced a third transaction at the beginning of this year. During the full-year 2015, we announced three acquisitions, including the two I just mentioned in the fourth quarter, and we used $26.6 million for acquisition related payments, including earn out payments for acquisitions made in prior years.

As we look ahead, future earn out payment obligations are scheduled at $12.7 million this year in 2016, $7.9 million in 2017, and $2.9 million scheduled for 2018. Now, during 2015, we repurchased approximately 3.8 million shares at a cost of approximately $35.2 million. Under 10b5-1 program, we have purchased an additional 632,000 shares to-date in 2016 at a cost of $6.1 million.

Our Board recently approved the renewal of our annual authorization to repurchase up to five million shares. We will continue to opportunistically repurchase shares throughout 2016, with a view towards maintaining a relatively constant share count over time. However, our first priority in the use of capital continues to be focused on strategic acquisitions.

Going into 2016, we currently have plenty of financing capacity, but because our use of funds to repurchase shares is opportunistic and depends on multiple factors. It is not clear what volume of shares we may repurchase over the remainder of 2016.

As I commented earlier, the convertible notes matured on October 1, 2015. Remember that in the second quarter of 2015, we retired $49.3 million of the notes in a privately negotiated early retirement transaction where we issued 5.1 million shares plus cash. And in the fourth quarter, we settled the remaining $48.4 million balance outstanding on these notes with a final payment of $71.8 million in cash.

So, as we look ahead to 2016, bear in mind the fully diluted share count will be impacted by these items. Considering that combined impact of both the newly issued shares in 2015, offset by the repurchase activity that occurred during 2015, and the repurchase activity to-date in 2016, we expect the fully diluted share count in 2016 to be approximately 53.3 million shares, or about 3.5% higher than compared with a normalized share count of 51.5 million shares in 2015.

As a result, as we look at 2016, the guidance, the expected increase in share count, has a small impact on our guidance for earnings per share. So, as we conclude looking at 2016, we expect revenue to increase within a range of 6% to 8% over 2015. Through continued leverage of expenses and expected lower interest expenses, we expect to improve pretax margin in 2016 within the range of our longer term goal of 25 to 50 basis points a year.

Considering the impact of increased share count, we expect fully diluted earnings per share will increase within a range of 9% to 12% over the normalized $0.68 that we reported for 2015. Cash flow from operating activities will continue to be strong and EBITDA is expected to grow to within a range of $93 million to $95 million, compared with the $87 million that we reported for 2015.

With these comments, I’ll conclude and I’ll turn it back over to Steve.

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Ware. I’d like to comment first on our 2015 acquisition program. Typically, we focus on trying to close at least three to five transactions each year, sometimes we’ve been successful in more. 2015 turned out to be a year we’re at the low-end of that range.

I want to reiterate that our pipeline remains strong, acquisitions are always opportunistic. We remain very focused and disciplined on the kind of companies we’d like to acquire, and I don’t want there to be a feeling that for some reason the acquisition program dried up, nor did it have anything to do with the finance of the convertible bonds. The fact of the matter is, we have enormous dry powder under our revolving credit. We have a very strong pipeline, and I think that the 2016 acquisition program should be much stronger than it turned out in 2015.

What I’d like to do now is depart a bit from our normal procedure. 18 months ago we announced our CEO Succession Plan. We will be making a change in three weeks, I view that the succession plan has been one of our most successful initiatives as the Company continues to grow and build. So, what I’d like to do is, I’d like to stop talking, I’d like to introduce Jerry Grisko, who most of you know already, who is our President and Chief Operating Officer. Jerry will be assuming the CEO role in three weeks. I’d like Jerry to give you his view on the current state of CBIZ and the 2016 plans.

Jerry Grisko - CBIZ, Inc. - President, COO

Thank you, Steve. Hello everybody. As Ware mentioned, we experienced nice growth in 2015 in a number of our service lines, including government healthcare, our property and casualty group and our payroll services. In addition, we made significant investments in our core accounting group, in lateral hires, senior level lateral hires, as well as our business development professionals had historic sales years.

With that by way of backdrop, and assuming that these general economic conditions in 2016 are consistent with what we saw in 2015, we would expect the growth trends to continue and to be able to generate new revenue from the lateral hires that we brought on last year and for the historic growth rates in our experience by our business development managers to continue into 2016.

In addition, as Steve mentioned, we have a nice pipeline of acquisition candidates, and we would expect that our activity in our goal of closing three to five transactions would continue into 2016. And while no one can predict with certainty which of those client transactions will actually be completed, a number of those transactions in the pipeline are faster growing and have higher margins than some of our core businesses. So, we’re enthusiastic about that. Before I turn it back over to Steve, as Steve mentioned, this will be his last call as the CEO. Just want to take a moment to recognize some of his many contributions.

Under Steve’s leadership, he set a strategic course that resulted in CBIZ being a company uniquely positioned to serve our clients in a way that no competitor can match. As a result, we were able to deliver returns to shareholders of over 10-times, since the date of his arrival.

Our stock has outperformed the Russell 2000 by over four times. And most importantly, we established a culture admired by all, as evidenced by our recent ranking by Forbes magazine as a number one Best Place to Work within our industry and similar recognitions is best places to work within 18 to 20 of our markets in the past 12 months.

So, with that, I just want to thank Steve for his vision, his leadership and all the guidance he has given us.

I will turn that back to Steve.

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Thanks Jerry. At this point, I’d like to open it up for questions from our shareholders and analysts.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. (Operator Instructions) Our first question comes from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

Just want to get your view on how the economy played into your guidance; strong growth in financial services this quarter. Can it continue? And I’ll come back with one more after that.

Jerry Grisko - CBIZ, Inc. - President, COO

As I indicated, I think 2016 is going to be much like 2015. So, it did play significantly into our guidance on the future. Having said that, as I indicated, we’ve experienced really nice growth in some of the service lines embedded within the two core practice groups. We had historic revenue production within our business development group on the accounting side as well as on the benefits and insurance side.

There are some very positive trends within the Company, but we are subject to the overall general economic conditions, and that’s what we’re kind of mindful of when we set that guidance.

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Jim, let me add that while I think - I agree with Jerry that 2016 should be a year we have expected very much the year of growth, don’t look into the fourth quarter financial services increase as something that is necessarily a predictor of every quarter going through 2016. The reason we don’t guide by quarter is that in each of our businesses in any given quarter things can be up and down. So, we’re comfortable with how we came out of 2015, we think 2016 will be better, but don’t extrapolate the fourth quarter on the financial services side.

Jim MacDonald - First Analysis - Analyst

I figured as much, but switching to Employee Services, I think I kind of missed what the same-store was for the quarter was - maybe that was flat, I guess? And maybe you could talk a little bit about - I guess you had good production on the benefits brokerage side, but maybe you can talk a little bit more about, if anything, there’s been a lot of changes in the competitive landscape on benefits brokerage and if any of that’s impacting you.

Ware Grove - CBIZ, Inc. - CFO

Yes, as I said; the benefits piece of the business is kind of relatively flat in recent years. We’ve seen some, the carriers whittle back the carrier overrides and contingent payments. And also, just because as our broker position needs to align with the best interest of clients, we place business where it best suits the client and sometimes that may be to our detriment with respect to carrier payments.

So, we’ve seen a little falloff in the carrier payments. We’ve also seen some headwinds as the migration towards lower cost, qualified high-deductible plans continues and so forth. And we’ve seen some migration, not necessarily service related to CBIZ, but some termination of a couple of larger accounts earlier in the year that had an impact on our growth in 2015.

But I also commented that our producer group has been doing an outstanding job and is in the top-decile when you compare to our competitors in terms the amount of new business they generate each year. And they did so again in 2015. So, aside from the pressures, I think we’re well positioned in that business. And hopefully that addresses your question.

Jim Macdonald - First Analysis - Analyst

Yes, that’s helpful. And then, I’ll just ask a guidance question and get back in the queue. So, does your guidance include more acquisitions than you’ve already done in terms of the revenue growth and the EPS?

Steve Gerard - CBIZ, Inc. - Chairman, CEO

We historically do not include future acquisitions in guidance because the fluid nature and you never know of something is going to close until it actually closes. But we also - and we typically have included only those acquisitions that have been closed to-date by the time the earnings release and the guidance is issued.

But at this point in time, we have a fairly active acquisition pipeline. We’ve been working on a number of acquisitions that we think are highly likely and very probable that may close, highly likely close, within the next 30 to 60 days, so there is some element of those in there. And we’ve kind of decided that rather than come back to you with a change in guidance at that point in time, we have some level of growth baked into the 2016 numbers based on our assessment that, a couple of these acquisitions that are forecasted within the next 30 days are highly likely.

Jim Macdonald - First Analysis - Analyst

And let me just ask a technical question while I got you. So, the interest expense was down substantially; is that sort of the level to expect given about the $200 million, $205 million in debt that you have now, or will it even go lower than what we saw this quarter?

Ware Grove - CBIZ, Inc. - CFO

Yes, I think it’s going to go a little lower, but you never know based on our spending for acquisitions and share repurchases. So, we never baked that into it, but with another $50 million of cash flow and I gave you the outflow for acquisitions and capital spending. We expect that the debt levels will remain relatively constant throughout the year.

And our current incremental borrowing rate is LIBOR plus 150 to 175, so our all-in borrowing rate is now closer to 3%. And so as we in 2015, we had a good portion of the year with the borrowings outstanding on the convertible note and that interest rate was being approved at 7.5%. So, yes, we are going to see, I think, a reduction in 2016, compared to 2015.

Jim Macdonald - First Analysis - Analyst

And just remind me what your debt, what your approved debt limit is and then maybe what the available debt limit is?

Ware Grove - CBIZ, Inc. - CFO

Yes, we have a covenant in there that limits us to 3.75 times the underlying EBITDA. The underlying EBITDA includes the pro forma EBITDA of any acquisition. So, it’s not exactly synced up with our GAAP reported EBITDA. So, we have an excess of $100 million available today, and as we make additional acquisitions, that capacity increases with the acquired EBITDA.

Jim Macdonald - First Analysis - Analyst

Okay, great. Thanks very much.

Operator

(Operator Instructions) Our next question comes from Steve McManus of Sidoti & Company LLC. Please go ahead.

Steve McManus - Sidoti & Company LLC - Analyst

So I guess, the first question just taking a look at the fourth quarter usually one of the harder ones to predict and impact by a lot of seasonality. What are some of the most significant drivers or factors that impacted profitability in this quarter and maybe how things you typically track, I guess, for us looking out?

Ware Grove - CBIZ, Inc. - CFO

We’ll just remind you that there is a reason we don’t guide quarter-to-quarter, because there is some volatility. And sometimes the pace of project work in the second half is unpredictable and we, ourselves, don’t get overly concerned with one quarter versus another, and we would encourage you to take a similar approach.

Having said that, I understand your question. So, in the fourth quarter it typically on the cost side, there may be some true-ups of accruals and estimates that have been kind of running through the year. So, that maybe present some volatility on the cost side. But of course on the revenue side, this is when kind of year-end carrier bonuses get recognized, if they’re earned. And project work may come and go and some of it spills into the next year, some of it gets recorded in the current year.

So, it’s pretty unpredictable. I wouldn’t lend, again, I’ll just remind you don’t lend too much weight on the third or the fourth quarter in terms of the volatility and the earnings in those years. But we would encourage you to kind of look at the full-year accomplishments against our full-year guidance for 2016.

Steve McManus - Sidoti & Company LLC - Analyst

And then, with respect to the project-based work, any new developments with respect to the pipeline there?

Steve Gerard - CBIZ, Inc. - Chairman, CEO

No. In the fourth quarter, he same kind of project work we’ve seen before. There isn’t anything specific in the last half of the year that would suggest a direction for next year. I think that’s why Jerry is indicating that we’re kind of expecting 2016 to look a lot like 2015.

Steve McManus - Sidoti & Company LLC - Analyst

And then looking at the EBITDA guidance, the midpoint would suggest that - 10 basis points expansion in the EBITDA margin. Anything impacting the margins there that we should be aware of, is that mainly due to the kind of ramp up investments adding the resources there or anything else?

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Yes, Steve, great question. Clearly, some of the margin improvement that we’re going to get, we think we’re going to get in 2016 comes from the lower interest expense. But there is also a portion of margin improvement that will come from just the operating leverage and continued G&A leverage in other items. So, there is, clearly, as you look at the EBITDA margin you have to eliminate the impact of the interest reduction. But we should get some form of operating margin improvement beyond that.

Steve McManus - Sidoti & Company LLC - Analyst

And then just getting back to the share count. Obviously, you provided the full-year estimate of 53.3 million. When we’re looking just into 1Q, where do you think that’s going to fall?

Ware Grove - CBIZ, Inc. - CFO

I don’t know off the top of my head, Steve. As you know, the share count is price sensitive, it’s sensitive to option exercises in a number of variables that we tend not to predict. So, we’re just - I don’t know what the answer to that is, it’s probably not too far off the full-year estimate, by the way. So if I were you, I’d encourage you to use that number for each of the quarters throughout.

Jerry Grisko - CBIZ, Inc. - President, COO

Yes, it is also going to be a function of our repurchase activity over the quarter, and we’re not in a position to know at this point what that’s likely to be either.

Operator

Our next question is a follow-up from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

So, I guess I’d be remiss if I didn’t ask Jerry if he has any different plans or any new plans for the Company and any change in kind of the type of acquisitions, the business type or anything that you might pursue?

Jerry Grisko - CBIZ, Inc. - President, COO

Yes, Jim, as you and I have talked about in the past, Steve and I have sat alongside each other in locked arms, really, for the past 15 years. So, there hasn’t been a significant decision that’s been made in their period of time where we didn’t both way in and we weren’t both involved.

I would say as we sit here today and look forward, I think we will continue to see opportunities that we haven’t seen in the past. I think we will look for larger opportunities, and I think we are dissecting the business in a way to really focus on higher growth and higher margin businesses. All of which would occur whether Steve was in the chair or I was in the chair, but I do believe that we are uniquely positioned today and we have a strong platform and I think the future is bright.

Steve Gerard - CBIZ, Inc. - Chairman, CEO

And Jim, let me add that my expectation is more and better.

Operator

Being no further questions, this concludes our question-and-answer session. I would now like to turn the conference back over to Steve Gerard for any closing remarks.

PRESENTATION

Steve Gerard - CBIZ, Inc. - Chairman, CEO

Okay, thank you very much, Carrie. As this is my last conference call, I’d like to take this opportunity to first thank our shareholders and analysts for your support over all of these years, and most important, to our over 4,000 associates whose hard work, professionalism focus on client service and dedication to CBIZ has made the Company the success it is today.

I look forward to listening in to the next quarterly call that Jerry and Ware will have and I wish you all a good day. Thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your line. Have a great day.